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[PRINCETON NATIONAL BANCORP, INC. LOGO]
                                                                  EXHIBIT 99
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                        PRINCETON NATIONAL BANCORP, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN

         PRINCETON, Illinois - July 29, 2003 - Princeton National Bancorp, Inc. (Nasdaq: PNBC) today announced that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of common stock of the Company held by stockholders of record as of the close of business on August 8, 2003. The Stockholder Rights Plan is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on July 29, 2013 or earlier if redeemed by the Company.

         Each Right will entitle stockholders to buy one one-hundredth of a share of preferred stock for $100. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 10% or more of the Company's common stock.

         If any person becomes the beneficial owner of 10% or more of the Company's common stock, other than pursuant to a tender or exchange offer for all the outstanding shares of the Company approved by the Company's Board of Directors, then each Right not owned by a 10%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's common stock (or, in certain circumstances, one one-hundredth of a preferred share) having a value of twice the Right's then current exercise price. In addition, after any person has become a 10%-or-more stockholder, other than pursuant to a tender or exchange offer for all the outstanding shares of the Company approved by the Company's Board of Directors, if the Company is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle each holder, other than any person who has become a 10%-or-more stockholder, to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

         The Company will generally be entitled to redeem the Rights at $0.001 per Right at any time until 20 days after a public announcement that a 10% position in the Company's common stock has been acquired.

         The Rights are intended to enable all stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover attempt, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting to takeover.
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         Details of the Stockholder Rights Plan are outlined in a letter that will be mailed to all stockholders, and a copy of the Stockholder Rights Plan will be filed with the Securities and Exchange Commission (www.sec.gov) as an exhibit to a Current Report on Form 8-K. A copy of the Stockholder Rights Plan also is available upon written request to the Company: Princeton National Bancorp, Inc., 606 South Main Street, Princeton, Illinois 61356, Attention: Lou Ann Birkey, Vice President - Investor Relations.

         The Company has community banking locations throughout northern Illinois, five of which are in high growth markets. These communities include:
Huntley, Hampshire, Minooka, Sandwich, Genoa, Peru, Princeton, Henry, Oglesby, Spring Valley and DePue. The subsidiary bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.


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For more information on Princeton National Bancorp, Inc., please contact:
                  Lou Ann Birkey
                  Princeton National Bancorp, Inc.
                  815-875-4444

         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as (1) believes, (2) anticipates, (3) estimates, (4) expects, (5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.